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                                                               February 22, 2000

Morgan Stanley & Co. Incorporated
SG Cowen Securities Corporation
CIBC World Markets Corp.
c/o Morgan Stanley & Co. Incorporated
1585 Broadway
New York, NY  10036

Dear Sirs and Mesdames:

         The undersigned understands that Morgan Stanley & Co. Incorporated ("MORGAN STANLEY") proposes to enter into an Underwriting Agreement (the "UNDERWRITING AGREEMENT") with Enzon, Inc., a Delaware corporation (the "COMPANY"), providing for the public offering (the "PUBLIC OFFERING") by the several Underwriters, including Morgan Stanley (the "UNDERWRITERS"), of up to 2,300,000 shares (the "SHARES") of the Common Stock, $.01 par value, of the Company (the "COMMON STOCK").

         The undersigned are the beneficial holders of 118,700 shares of Common Stock, including (i) 20,000 shares of Common Stock issuable upon exercise of stock options held by Mr. MacKinnon, (ii) 31,700 shares of Common Stock held by Mr. MacKinnon through the Aleck M. MacKinnon Revocable Trust (Mr. MacKinnon, trustee), (iii) 7,800 shares of Common Stock previously held by Mr. MacKinnon through the Aleck M. MacKinnon Revocable Trust and currently held by a brokerage firm pending transfer to a charitable trust, (iv) 19,900 shares of Common Stock held through the Marion L. MacKinnon Revocable Trust (Mrs. MacKinnon, trustee),
(v) 11,800 shares of Common Stock previously held by Mrs. MacKinnon through the Marion L. MacKinnon Revocable Trust and currently held by a brokerage firm pending transfer to a charitable trust, (vi) 4,850 shares of Common Stock held though the Aleck M. MacKinnon Irrevocable Trust (Mrs. Mac Kinnon, trustee),
(vii) 5,850 shares of Common Stock held through the Marion L. MacKinnon Irrevocable Trust (Mr. MacKinnon, trustee), (viii) 11,800 shares of Common Stock held through the MacKinnon Family Charitable Foundation (Mr. MacKinnon, trustee), and (ix) 5,000 shares held through the MacKinnon 1999 Grandchildren Trust (Mr. MacKinnon, trustee). The undersigned or his spouse has previously transferred additional shares of Common Stock to certain trusts and no longer have beneficial ownership of the shares held by such trusts.

         To induce the Underwriters that may participate in the Public Offering to continue their efforts in connection with the Public Offering, the undersigned hereby agrees that, without the prior written consent of Morgan Stanley on behalf of the Underwriters, the undersigned will not, during the period commencing on the date hereof and ending 90 days after the date of the final prospectus relating to the Public Offering (the "PROSPECTUS"), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (A) transactions relating to shares of Common Stock or other securities acquired in open market transactions after the completion of the Public Offering or (B) transactions relating to the sale of up to 15,000 shares of Common Stock, provided any sale of the shares shall have been made through Morgan Stanley and shall not have been sold during the period commencing one week before the effective date of the Company's Registration Statement on Form S-3 relating to the Public Offering (the "EFFECTIVE DATE") and ending two weeks after the Effective Date. The Company shall notify the undersigned at least ten business days prior to the Effective Date.



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         In addition, the undersigned agrees that, without the prior written consent of Morgan Stanley on behalf of the Underwriters, it will not, during the period commencing on the date hereof and ending 90 days after the date of the Prospectus, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock.

         This agreement and the obligations of the undersigned hereunder shall be terminated if the registration statement to be filed by the Company, relating to the Shares of Common Stock in the Public Offering, is not declared effective by the Securities Exchange Commission on or before June 30, 2000.

         Whether or not the Public Offering actually occurs depends on a number of factors, including market conditions. Any Public Offering will only be made pursuant to an Underwriting Agreement, the terms of which are subject to negotiation between the Company and the Underwriters.

                                           Very truly yours,

                                           Aleck M. MacKinnon,
                                           individually and as trustee

                                           /s/ Aleck M. MacKinnon
                                           -----------------------
                                           Aleck M. MacKinnon

                                           4980 Dockside Drive, #201
                                           Ft. Myers, FL 33919
                                           -----------------------
                                           (Address)

                                           Marion L. MacKinnon,
                                           individually and as trustee

                                           /s/ Marion M. MacKinnon
                                           -----------------------
                                           Marion L. MacKinnon

                                           4980 Dockside Drive, #201
                                           Ft. Myers, FL 33919
                                           -----------------------
                                           (Address)